Exhibit 99.1

KushCo Holdings to Offer Equipment Financing to Network of Thousands of Cannabis and CBD Operators by Acquiring Interest in Xtraction Services

Company’s Strategic Partnership Includes 19.9% Ownership Interest in Xtraction Services

CYPRESS, Calif., — January 31, 2020 — KushCo Holdings, Inc. (OTCQX: KSHB) (''KushCo'' or the ''Company''), the premier producer of ancillary products and services to the legal cannabis and CBD industries, has partnered with Xtraction Services Holding Corp. (CSE: XS; OTCQB: XSHLF) (“Xtraction Services” or “XS”), a rapidly growing specialty finance company that provides equipment leasing solutions to owners and operators of cannabis and hemp companies in the United States, to offer equipment financing to KushCo’s network of thousands of compliant cannabis and CBD operators.

Founded in 2017, Xtraction Services specializes in providing equipment financing solutions to cultivators, oil processors, manufacturers, and testing laboratories, among others. The company also provides a full range of consulting services, including equipment selection and procurement through its network of preferred vendor partnerships with original equipment manufacturers (OEMs) and equipment distributors. Along with a comprehensive suite of on-site support services, Xtraction Services is able to provide a complete end-to-end solution for the legal cannabis and hemp industries, which have lacked traditional sources of capital since inception.

“For the past several months, we have been evaluating ways in which we can successfully enter the equipment financing arena, which we identified early on as being another growth driver and margin accretive business that can significantly complement our existing ecosystem of ancillary products and services,” said Nick Kovacevich, KushCo’s Co-founder, Chief Executive Officer, and Chairman. “After much due diligence and internal review, we realized that an investment in and partnership with Xtraction Services—who has already built a robust equipment financing platform, including relationships with more than 70 OEMs and distributors across the laboratory, testing, processing, and extraction space—is the best option for KushCo and our customers. We can now not only indirectly offer our customers the equipment financing solutions they have been requesting but also, in the case of CBD, directly facilitate the delivery of the hemp biomass that will be used in the extraction process as well as delivery of the offtake products to our network of brands whom we are helping place into mainstream retail. Altogether, this strategic move represents an excellent entry point to provide highly demanded equipment financing solutions to our customers, generate attractive recurring revenue streams and higher margins, and cross-sell our customer base even further to earn a bigger share of every transaction in the legal cannabis and CBD industries.”

David Kivitz, Xtraction Services’ Chief Executive Officer, added: “Since 2017, we have been able to leverage our extensive experience in specialty finance, underwriting, and cannabis and hemp oil processing to provide our customers with much-needed equipment financing solutions that can reduce the need for excessive capital expenditures and start-up costs. Whether it’s for extraction, trimming, or testing machines, these customers have increasingly been turning to us to finance and, in some cases, to free up incremental cash to grow their businesses. KushCo represents an ideal partner for Xtraction Services largely due to its deep and robust customer network that is continually seeking products and services complementary to equipment financing, from securing compliant hemp biomass, hydrocarbons and solvents critical to the extraction process, to moving the finished products into a wide array of distribution channels, including to many of the brands KushCo regularly works with across the country. We are truly excited to combine our collective strengths in equipment financing and deep customer relationships to make a substantial impact in this underappreciated yet essential step in our industry’s value chain.”

Under the terms of the agreement, KushCo will receive 19.9% of the basic outstanding equity interests of Xtraction Services, on an as-converted basis, in the form of Proportionate Voting Shares (the “XS Shares”). Upon the closing of the transaction, the Company will pay Xtraction Services shares of KushCo whose value shall be equivalent to 19.9% of Xtraction Services’ market capitalization, assuming conversion of the XS shares into subordinate voting shares.

In addition, KushCo and Xtraction Services will enter into a strategic partnership to facilitate long-term cooperation and development of business opportunities, including participation in joint marketing and promotional campaigns, as well as rights of first refusal to both parties for the delivery of each company’s products and services to their respective customers.

About KushCo Holdings

KushCo Holdings, Inc. (OTCQX: KSHB) (www.kushco.com) is the premier producer of ancillary products and services to the legal cannabis and CBD industries. KushCo Holdings' subsidiaries and brands provide product quality, exceptional customer service, compliance knowledge and a local presence in serving its diverse customer base.

Founded in 2010, KushCo Holdings has now sold more than 1 billion units to growers, processors and producers across North America, South America, and Europe.

The Company has been featured in media nationwide, including CNBC, Fox News, Yahoo Finance, Cheddar, Los Angeles Times, TheStreet.com, and Entrepreneur, Inc Magazine. While KushCo Holdings provides products and solutions to customers in the cannabis and CBD industries, it has no direct involvement with the cannabis plant or any products that contain THC.

For more information, visit www.kushco.com or call (888) 920-5874.

KushCo Holdings Contact

Investor Contact:

Najim Mostamand, CFA

Director of Investor Relations

714-539-7653

ir@kushco.com